Exhibit 10.1

EXECUTION COPY

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 31st day of July, 2010 (the “Effective Date”), by and between Allscripts-Misys Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”) and Glen E. Tullman (“Executive”).

RECITALS

WHEREAS, Executive currently serves as Chief Executive Officer of Company;

WHEREAS, Company desires to continue to employ Executive in such position(s) following the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1. Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Executive Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the “Bylaws”) or as shall be delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall carry out his responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any for-profit business other than Company without the prior written consent of Company.

2. Effective Date and Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date or, if later, through the third anniversary of the date that is the “Effective Time” as defined in the Agreement and Plan of Merger, dated June 9, 2010 between Eclipsys Corporation and the Company (the “Merger Agreement”), with such later date contingent upon consummation of the merger contemplated in the Merger Agreement, unless the Employment Period is earlier terminated as provided herein. Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least ninety (90) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months. If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive (i.e., Executive shall be entitled to the severance/benefits set forth in Section 4.5.1). If Executive elects not to renew the Employment Period, such nonrenewal shall constitute a termination of Executive’s employment and the Employment Period by Executive without Constructive Discharge, and Executive shall only be entitled to the payments and benefits set forth in Section 4.5.3.

3. Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $750,000 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures. Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board, based on Executive’s performance during the preceding Fiscal Year. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as such base salary may be increased annually hereunder, is hereinafter referred to as the “Base Salary.”

3.2 Performance Bonus.

3.2.1 Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Board or a committee of the Board, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the Board or such committee. Based upon the foregoing exercise of discretion, Executive’s target Performance Bonus shall be one hundred percent (100%) of his Base Salary (the “Target Performance Bonus”), but may, based on performance, exceed such amount. Performance Bonuses shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time; provided, however, in the event of a change in Fiscal Year, the performance criteria and payment terms shall be equitably adjusted.

3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1 Vacation. Executive shall be entitled to twenty (20) business days per Fiscal Year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its senior executives generally, in accordance with the general eligibility criteria therein.

3.3.3 Physical Examination. Executive shall be entitled to receive reimbursement for the cost of one general physical examination per twelve (12) month period during the term of the Agreement from a physician chosen by Executive in his reasonable discretion.

3.3.4 Office Expenses. Executive shall be entitled to an allowance for personal office expenses, up to a maximum amount of one thousand five hundred dollars ($1,500) per month.

3.3.5 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.6 Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and directors’ and officers’ insurance coverage, to the extent made available to other senior executives, in accordance with the Bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive of Company. Company shall also enter into an indemnification agreement with Executive effective as of the Effective Date in the same form as the indemnification agreements, if any, to which all other directors and senior executives of Company are a party as of the date hereof.

3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5 Stock Awards. Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Company and generally available to its senior executive employees. The amount of any awards made thereunder shall be in the sole discretion of the Board or a committee of the Board.

3.6 Payment upon a Change of Control with No Comparable Job. If a Change of Control occurs, and, prior to the Change of Control, Company or representatives of the third party effecting the Change of Control (as applicable) do not offer Executive a Comparable Job following the Change of Control, then, so long as Executive has remained continuously employed from the Effective Date through the date of the Change of Control, whether or not Executive continues to be employed by Company or a successor to Company following the Change of Control, then: (i) all unvested equity awards held by Executive shall fully vest upon the Change of Control, and (ii) Company shall pay Executive, within ten (10) days following the Change of Control, a lump sum equal to two (2) times the sum of Executive’s Base Salary and Target Performance Bonus. The term “Comparable Job” means employment following the Change of Control (x) with substantially the same duties and responsibilities as were held by Executive prior to the Change of Control, (y) at the same location at which Executive provides services prior to the Change of Control or a location within fifty (50) miles of such location and (z) at the same or increased Base Salary and Target Performance Bonus levels as were in effect prior to the Change of Control.

4. Termination of the Services Prior To the Expiration Date.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1 Termination upon Death or Disability of Executive.

4.1.1 Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.

4.1.2 Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive’s shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2 Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided, however, that Executive shall have a period of ten (10) days (or such longer period not to exceed thirty (30) days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1 the willful or grossly negligent failure by Executive to perform his duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive;

4.2.2 Executive’s conviction of a crime or offense (i) constituting a felony or involving fraud or moral turpitude, which in the judgment of the Board indicates that Executive is not suited to continue in his role as described in this Agreement, or (ii) involving the property of Company; provided that, in the event that Executive is arrested or indicted for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3 Executive’s violation of any law, which violation in the judgment of the Board is materially and demonstrably injurious to the operations or reputation of Company; or

4.2.4 Executive’s willful failure or refusal to comply with the policies of Company governing conduct of its employees or Executive’s willful failure to follow the Board’s reasonable and lawful instructions.

4.3 Termination without Cause; Termination by Executive without Constructive Discharge. Executive may terminate his employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon thirty (30) days’ prior written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4 Termination by Executive for Constructive Discharge.

4.4.1 Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, as a result of a Constructive Discharge. For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following after the Effective Date:

(i)	a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) any reduction in the Base Salary or Target Performance Bonus or (y) any failure to pay the Base Salary or Performance Bonus (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary or Performance Bonus, which payment is immediately made by Company upon notice from Executive);

(ii)	a material diminution in or other substantial adverse alteration in (x) the nature or scope of Executive’s responsibilities with Company from those in effect immediately prior to the Effective Date or (y) the reporting lines between Executive and the Board; or

(iii)	Executive has been asked to relocate his principal place of business to a location that is more than fifty (50) miles from Company’s offices located at the Merchandise Mart Plaza, Chicago, Illinois.

4.4.2 For purposes of this Agreement, a “Change of Control” shall mean any one of the following events following the Effective Date (it being understood that the consummation of the Merger and the other transactions contemplated by the Merger Agreement, individually or collectively, shall not constitute a Change of Control):

(i)	the date of acquisition by any person or group other than Company or any subsidiary of Company (and other than any employee benefit plans (or related trust) of Company or any of its subsidiaries) of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of Company then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

(ii)

the date the individuals who constitute the Board as of immediately following the Effective Date (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this Section, as though such individual were a member of the Incumbent

Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act); or

(iii)	Company effects (a) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (b) a liquidation or dissolution of Company; or (c) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power.

4.4.3 For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change of Control for purposes of this Agreement.

4.4.4 In the event of the occurrence of a Constructive Discharge, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the date of the occurrence of the Constructive Discharge; provided, however, that such termination shall not be effective before the expiration of thirty (30) days after receipt by Company of such written notice (the “Cure Period”) if Company has not cured such Constructive Discharge within the Cure Period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. Executive must terminate employment as a result of a Constructive Discharge no later than sixty (60) days after the lapse of the Cure Period, and the effective date of a Constructive Discharge termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5 Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1 Termination by Company Without Cause or for Constructive Discharge. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, in each case either (x) prior to a Change of Control (other than such a termination described in Section 4.5.2), or (y) after the second anniversary of a Change of Control, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form ten (10) days after the Termination Date. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date, (B) any earned and declared but unpaid Performance Bonus with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs and (C) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any other earned but unpaid amounts payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 below, Company shall, subject to Section 9.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)	an amount equal to Executive’s Base Salary plus Executive’s Target Performance Bonus, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten following monthly anniversaries of such date);

(ii)	continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.3.2 for a period of twelve (12) months following the Termination Date, with Executive’s contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; and

(iii)

upon the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition, and based on the level of performance achieved) a portion of any unvested stock option, restricted stock, restricted stock unit or other equity award granted to Executive shall vest, which portion shall be the number of shares equal to (a) plus (b) (such sum not to exceed the number of shares that result in the full vesting of any such award) as follows: (a) the number of shares that would have vested to Executive per the applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date; plus (b) the number of shares resulting from the following formula: (x) the number of shares of such award that would vest on the normal vesting date of such award, multiplied by (y) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or the grant date, if no portion of such award has yet vested), and the denominator of which is the number of days between the last regular vesting date (or grant date, as the case may be) and the normal vesting date.

4.5.2 Severance Upon Termination following a Change of Control. If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then Executive shall, subject to Section 4.7, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, such amount reduced by any payment received by Executive pursuant to Section 3.6, and (B) in place of the equity vesting provided for in Section 4.5.1(iii), all unvested equity awards held by Executive shall vest upon the Termination Date.

Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Term of Employment and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2. If Executive is entitled to additional vesting of any equity awards that were cancelled as a result of Executive’s termination of employment prior to the Change of Control, Company or its successor shall deliver to Executive the consideration Executive would have received in the Change of Control had the cancelled equity awards been outstanding and vested at the time of the Change of Control and such payment shall be treated as a payment under clause (ii) above. Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2. in a lump sum on the sixtieth (60th) day following the Change of Control.

4.5.3 Termination With Cause by Company or Without Constructive Discharge by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, Company shall be obligated to pay Executive the Accrued Amounts in lump sum form ten (10) days after the Termination Date.

4.5.4 Termination Upon Death or Disability. If Executive’s employment and the Employment Period is terminated because of the death or disability of Executive, Company shall, subject to Section 9.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form ten (10) days after the Termination Date.

4.6 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7 Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1(i)-(iii) and Section 4.5.2 upon termination of Executive’s employment, Executive shall execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company within forty-five (45) days following the Termination Date (provided that Executive shall not be required to release any rights under this Agreement or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive related to Company’s Incentive Retention Plan, any future retention or incentive plan, or under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

4.8 Board Approval. Any action required to be taken by Company or the Board in this Section 4 must be approved by the Board by an affirmative vote of no less than two-thirds majority of the entire Board.

5. Noncompetition and Confidentiality.

5.1 Covenant Not to Compete. During the Employment Period and for a period of one (1) year after the expiration or earlier termination of the Employment Period, Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company or any of its subsidiaries in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Agreement, the term “Direct

Competitor” shall mean any person or entity engaged, within the continental United States, in the business of marketing or providing software or related services to the health care industry, including, without limitation, (i) prepackaged prescription products or services, (ii) point of care pharmacy dispensing systems, (iii) point of care decision support software for physicians, (iv) mail service pharmacy products or services, (v) pharmaceuticals or pharmaceutical delivery systems, (vi) electronic medical record, or practice management software, or revenue cycle management software for ambulatory or acute care environments, (vii) departmental solutions for hospitals (including, without limitation, emergency department, surgical systems, pharmacy or laboratory systems), homecare, home health or hospice support software, (viii) analytics solutions provided to healthcare organizations, (ix) system hosting or outsourcing services for healthcare organizations, and (x) electronic processing of healthcare transactions.

5.2 No Solicitation of Employees. During the Employment Period and for a period of one (1) year following the expiration or earlier termination of the Employment Period for any reason, Executive shall not, directly or indirectly, whether for its own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent the relationship of Company or any of its Subsidiaries with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his employment or other business relationship with Company or any of its Subsidiaries. For purposes of this Section 5.2, “Employee” shall mean any person who is or was employed by Company or any of its Subsidiaries during the Employment Period; provided, however, that “Employee” shall not include any person (a) whose employment with Company or a Subsidiary of Company was terminated by Company or such Subsidiary without cause, or (b) who was not employed by Company or any of its Subsidiaries at any time during the six (6) month period immediately prior to the Termination Date.

5.3 Confidential Information. Company has advised Executive, and Executive acknowledges, that it is the policy of Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to Company and its Subsidiaries. Executive shall not at any time, directly or indirectly divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Executive’s employment or as required by law or court order), nor use in any manner, either during the Employment Period or after the termination of the Employment Period for any reason, any Protected Information, or cause any such information of Company or any of its Subsidiaries to enter the public domain, except as required in the discharge of his duties or by law or court order. “Protected Information” means trade secrets, confidential and proprietary business information of Company, and any other information of Company or any of its Subsidiaries, including, without limitation, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by Company or any of its Subsidiaries and the agents or employees of any of them, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Agreement), approved for release by Company or a Subsidiary (as applicable) or lawfully obtained from third parties who are not known by Executive as bound by a confidentiality agreement with Company or any of its Subsidiaries, is not Protected Information.

5.4 Stock Ownership Requirement. During the Employment Period, Executive shall maintain a Company stock ownership level with a fair market value equal to: (i) 133% of Executive’s Base Salary as of the Effective Time, during the period from the Effective Time through October 9, 2010 and (ii) 66% of Executive’s Base Salary on the Effective Time during the period from October 10, 2010 through October 9, 2011. If at any time during the Employment Period Executive fails to maintain such stock ownership level, Executive shall not be in breach of his obligation under this Section 5.4 unless Executive shall fail to cure such failure to maintain such stock ownership level within sixty (60) days following written notice of such failure from the Company to Executive; provided however that such cure period shall be extended to the extent that, in the reasonable judgment of Executive based on advice of counsel, Executive would be prohibited at any time during such sixty (60) day period to purchase shares of common stock of Company in open market transactions under applicable securities laws.

5.5 Injunctive Relief. Executive acknowledges and agrees that the restrictions imposed upon him by Section 5 and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of Company without unduly restricting Executive’s future employment by others. Furthermore, Executive acknowledges that in view of the Protected Information of Company and its Subsidiaries which Executive has or will acquire or has or will have access to and the necessity of the restriction contained in this Section 5, any violation of the provisions of this Section 5 would cause irreparable injury to Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 5, Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Executive from committing or continuing any violation of this Section 5.

6. No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7. Payment of Certain Expenses.

Company agrees to pay promptly as incurred and not less than on a monthly basis, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Company, Executive or others of the validity or enforceability of, or liability under, any provision of the Agreement (including as a result of any contest initiated by Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that Company shall not be obligated to make such payment with respect to any contest in which Company prevails over Executive, and, in such case, Executive shall return to Company any payments previously paid to or on behalf of Executive.

8. Indemnification.

To the fullest extent permitted by applicable law, Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by Executive in connection with the defense of any lawsuit or other bona fide claim to which Executive is made a party by reason of being an officer, director or employee of Company or any of its subsidiaries. Notwithstanding the forgoing, the exercise by Executive of his rights to indemnification under this Section 8 shall not limit or otherwise affect the right of Executive to exercise his indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance maintained by Company.

9. Miscellaneous.

9.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

9.2 No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party.

9.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.

9.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

9.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

9.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts-Misys Healthcare Solutions, Inc. 222 Merchandise Mart Plaza Suite 2024 Chicago, IL 60654 Attention: Company Secretary or General Counsel
To Executive:	At the address or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

9.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

9.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and his obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. Without limiting the generality of the preceding sentence, as of the Effective Date, this Agreement shall supersede in its entirety the Employment Agreements dated July 8, 2002 and March 17, 2008, each as amended, to which Executive and Company are parties. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

9.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

9.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive relief as provided in Section 5.5), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 9.9.2.

9.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 9.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Company shall pay the costs of arbitration.

9.10 Survival. For avoidance of doubt, the provisions of Sections 4.5, 5, 6, 7, 8 and 9 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

9.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

9.13 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

9.14 Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 9.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” and (ii) the date of his death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) with Company.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

9.15 Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

/s/ Glen E. Tullman
Glen E. Tullman

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

/s/ Lee A. Shapiro
By:	Lee A. Shapiro
Title:	President